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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                         -------------------------------

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(D) OF THE

                         SECURITIES EXCHANGE ACT OF 1934


       Date of report (Date of earliest event reported) September 22, 2004
                                                        ------------------


                               Intelligroup, Inc.
         --------------------------------------------------------------
               (Exact Name of Registrant as Specified in Charter)


           New Jersey                      0-20943            11-2880025
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  (State or Other Jurisdiction    (Commission File Number)   (IRS Employer
        of Incorporation)                                  Identification No.)


499 Thornall Street
Edison, New Jersey                                           08837
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(Address of Principal Executive Offices)                  (Zip Code)


                                 (732) 590-1600
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                         (Registrant's telephone number,
                              including area code)



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         (Former Name or Former Address, if Changed Since Last Report)


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Item 4.02 (a) Non-Reliance on Previously Issued Financial Statements

On September 22, 2004, the Company's audit committee concluded that the Company's previously issued financial statements for the years ended December 31, 2003, 2002, and 2001, as well as all quarterly periods beginning January 1, 2001, should no longer be relied upon.

As part of the Company's review of its second quarter results, the Company identified a number of adjustments to prior periods. Adjustments identified to date are expected to reduce revenue by approximately $800 thousand and net income by approximately $900 thousand (or $0.05 per diluted share) for the year ended December 31, 2003. In addition, there are certain historical intercompany adjustments totaling $1.2 million that were dated prior to 2001. The impact of these historical adjustments are expected to increase the accumulated deficit account for years ended December 31, 2003, 2002, and 2001 as well as all prior quarterly financial periods since March 31, 2001.

There is also a remaining unreconciled difference in the Company's intercompany accounting records of approximately $600 thousand that has yet to be fully investigated, which may result in additional adjustments.

The Company's audit committee and management discussed these issues with its independent auditors.

Item 9. Regulation FD Disclosure

On September 24, 2004 the Company issued a press release announcing, among other things, the events described in Item 4.02(a). The press release is attached hereto as Exhibit 99 and incorporated by reference into this Item 9.
 The press release is not being filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and is not to be incorporated by reference into any filing of the Company.








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                                   SIGNATURES

    Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                     INTELLIGROUP, INC.

                                   By: /s/ David Distel
                                       ----------------
                                   Name:  David Distel
                                   Title: Chief Financial Officer and Treasurer


Date: September 24, 2004